UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2011
AUXILIO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27507	88-0350448
(Commission File Number)	(I.R.S. Employer Identification No.)

27401 Los Altos, Suite 100, Mission Viejo, California 92691
(Address of principal executive offices)

(949) 614-0700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Employment agreement of Paul T. Anthony

On December 19, 2011, the Company entered into a new employment agreement with Paul T. Anthony to the serve as Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”). As EVP and CFO Mr. Anthony will continue to report to the Chief Executive Officer and will have duties and responsibilities assigned by the  Chief Executive Officer.. He was originally appointed to the position of CFO in January, 2005.

The employment agreement is effective January 1, 2011 and has a term of two years, and provides for an annual base salary of $219,037.  The agreement will automatically renew for subsequent 12 month terms unless either party provides advance written notice to the other that such party does not wish to renew the Agreement for a subsequent 12 months. Mr. Anthony will also receive the customary employee benefits paid by the Company.  Mr. Anthony will receive a grant of 50,000 options with a grant date and strike price as of January 1, 2012. Mr. Anthony shall also be entitled to receive a bonus of up to $70,000 per year, the achievement of which is based on the following performance metrics:

•
50% payout dependent upon the service revenue run rate as of December 31, 2012.  The figure is arrived at by annualizing the December 2012 service run rate with achievement payout based on schedule below:

•	< $30 million	0%
•	$30 million to $32 million	60%
•	$32 million to $34 million	80%
•	> $34 million	100%

•	50% payout dependent upon achieving a positive EBITDA. Achievement payout based on schedule below:

•	< ($250,000)	0%
•	($250,000) to $0	60%
•	$0 to $250,000	80%
•	> $250,000	100%

The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days advance written notice, at which time Mr. Anthony would receive severance pay for six months.

There is no currently proposed transaction, and since the beginning of fiscal year 2008 there has not been any transaction involving the Company and Mr. Anthony which was a related person transaction within the meaning of Item 404(a) of Regulation S-K.

The foregoing summary of Mr. Anthony’s employment agreement is not complete and is qualified in its entirety by reference to the full text of the employment agreement, which is filed hereto as Exhibit 10.1, and incorporated herein by reference.

Employment agreement of Joseph J. Flynn

On December 19, 2011, the Company entered into a new employment agreement with Joseph J. Flynn to the serve as President and Chief Executive Officer (CEO). He previously held the position of President and CEO for the Company from 2003 to 2006, having resigned to take another position outside the Company, and returned to the position of CEO on August 31, 2009.

The employment agreement is effective January 1, 2011 and has a term of two years, and provides for an annual base salary of $269,087.  The agreement will automatically renew for subsequent 12 month terms unless either party provides advance written notice to the other that such party does not wish to renew the Agreement for a subsequent 12 months. Mr. Flynn will also receive the customary employee benefits paid by the Company.  Mr. Flynn will receive a grant of 100,000 options with a grant date and strike price as of January 1, 2012. Mr. Flynn shall also be entitled to receive a bonus of up to $110,000 per year, the achievement of which is based on the following performance metrics:

•
50% payout dependent upon the service revenue run rate as of December 31, 2012.  The figure is arrived at by annualizing the December 2012 service run rate with achievement payout based on schedule below:

•	< $30 million	0%
•	$30 million to $32 million	60%
•	$32 million to $34 million	80%
•	> $34 million	100%

•	50% payout dependent upon achieving a positive EBITDA. Achievement payout based on schedule below:

•	< ($250,000)	0%
•	($250,000) to $0	60%
•	$0 to $250,000	80%
•	> $250,000	100%

The Company may terminate Mr. Flynn’s employment under this agreement without cause at any time on thirty days advance written notice, at which time Mr. Flynn would receive severance pay for six months.

There is no currently proposed transaction, and since the beginning of fiscal year 2008 there has not been any transaction involving the Company and Mr. Flynn which was a related person transaction within the meaning of Item 404(a) of Regulation S-K.

The foregoing summary of Mr. Flynn’s employment agreement is not complete and is qualified in its entirety by reference to the full text of the employment agreement, which is filed hereto as Exhibit 10.2, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits
10.1	Employment Agreement dated December 19, 2011 and effective as of January 1, 2011, by and between Auxilio, Inc. and Paul T. Anthony
10.2	Employment Agreement dated December 19, 2011 and effective as of January 1, 2011, by and between Auxilio, Inc. and Joseph J. Flynn

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIO, INC.

Date: December 23, 2011	By:	/s/ Paul T. Anthony
	Name:	Paul T. Anthony
	Title:	Chief Financial Officer
Principal Financial Officer